UNAUDITED	Exhibit A-4
Wisconsin River Power Company and Subsidiary
Consolidated Statements of Retained Earnings
For the Year Ended December 31, 2003

2003

Balance, Beginning of Year	$ 9,853,364

Add - Net Income	9,425,632

Less - Dividends Declared	2,999,880

Balance, End of Year	$16,279,116